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                                   EXHIBIT 1


MBf USA, Inc. announces results for 1996

     ITASCA, Ill.--March 27, 1997--MBf USA, Inc. (The Nasdaq SmallCap Stock
Market: MBFA) today announced financial results including record revenues for the year ended December 31, 1996. It should be noted that 1995 figures had been amended and re-grouped to reflect the discontinued operation of the Playboy condom business.
     Fourth quarter revenues were $12,594,825, a nearly 19% improvement over revenues of $10,618,725 in the prior year period. Continuing operations in 1996 produced a modest profit of $9,671; however, the loss from discontinued operations of $170,040 resulted in a net loss of $160,369 or $.04 per share.
In the prior year, continuing operations produced income of $12,969, while discontinued operations produced a loss of $264,445 resulting in a net loss of $151,476 or $.06 per share.
     MBf USA reported that revenues for the year ended December 31, 1996 increased 16% to a record $47,712,117 over 1995 revenues of $41,217,943, primarily reflecting growth in glove sales by the Company's American Health Products Corporation subsidiary. The Company recorded a net loss for 1996 of $1,164,587 compared to a net loss of $4,864,404 last year. Of the 1996 net loss, $1,004,219 occurred in the first three quarters during the period when MBf USA still operated and incurred expenses for its Playboy condom business. Previously, the Company announced that MBf USA and Playboy agreed to end their license agreement for Playboy condoms, and the improvement in 1996 results, with substantially reduced losses, reflects MBf USA's exit from the condom business.
     Heng Sewn Loi, Chairman of MBf USA, Inc., stated, "The business restructuring that took place in the first three quarters of 1996 has returned the Company to its core glove business, and its impact is shown in its improved performance in the fourth quarter."
     Edward J. Marteka, President of MBf USA, Inc., said, "Overall, latex glove sales remain strong, and we are seeing improved sales of higher margin powder-free gloves as a result of the rapid shift in customer preference and our ability to supply these gloves. To continue our strong results moving forward, we have added twelve new sales representatives, working exclusively for American Health Products Corporation, and we will continue to invest in marketing and in growing our sales force. Based upon our current business indications, it appears that the Company will be profitable in the first quarter of 1997."
     MBf USA Inc. and its subsidiaries market Glovetex(R) brand and OEM medical examination gloves in the United States.
     This press release contains forward looking statements which involve numerous risks and uncertainties. The Company's actual results could differ materially from those anticipated in such forward looking Statements as a result of certain factors, including those set forth in the Company's filings with the Securities and Exchange Commission.

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                                     MBf USA, Inc.
                         Consolidated Statements of Operations

                              For the Three Months Ended        For the Year Ended
                                     December 31,                  December 31,
                                   1996         1995             1996         1995
                                              (Note a)                      (Note a)

Revenues                       $12,594,825    $10,618,725    $47,712,117    $41,217,943

Income (Loss) from
Continuing Operations                9,671        112,969       (247,608)    (4,092,779)

Income (Loss) from
Discontinued Operations           (170,040)      (264,445)      (916,979)      (771,625)

Net Income (Loss)              $  (160,369)   $  (151,476)   $(1,164,587)   $(4,864,404)

Net Income (Loss) Per Share         ($0.04)        ($0.06)        ($0.32)        ($2.00)

WEIGHTED AVERAGE
NUMBER OF COMMON STOCK
AND COMMON EQUIVALENTS           3,661,052      2,432,462      3,661,052      2,432,462

        Note a: 1995 figures had been amended and re-grouped to reflect the discontinued
operation of the Playboy condom business.


CONTACT: MBf USA, Inc.
         Heng Sewn Loi, Chairman
         Edward J. Marteka, President
         Stephen Tan, Chief Financial Officer
         (630) 285-9191

                        or

         MBf USA's INVESTOR RELATIONS COUNSEL:
         The Equity Group Inc.
         Linda Latman (212) 836-9609
         Caroline Royall (212) 836-9611